  Exhibit 99.1

RumbleOn, Inc. Secures $25 Million Floorplan Credit Line from Ally Bank to Support Growth of Online Platform

CHARLOTTE, N.C., Feb. 21, 2018 (GLOBE NEWSWIRE) -- RumbleOn, Inc. (Nasdaq:RMBL), a disruptive e-commerce platform that facilitates the ability of consumers and dealers to buy, sell, trade, and finance pre-owned motorcycles and other powersport and recreation vehicles in one online location, announced today that it has closed on a secured floorplan line of credit for up to $25 million with Ally Bank. RumbleOn will utilize the credit line to purchase pre-owned motorcycles for resale to consumers and dealers as it works to rapidly scale and strengthen its direct from consumer acquisition strategy, while driving significant growth in the business.

Marshall Chesrown, RumbleOn’s Chief Executive Officer, commented, “Our mission is to create the most trusted brand and efficient online marketplace and distribution system in the powersport and recreational vehicle market, and we believe that this new facility will help us achieve that goal. We are pleased to be partnering with Ally, a trusted and respected company in the vehicle financing market, to provide us with the financial flexibility needed to continue on our growth trajectory. The line is sized to handle our rapidly growing needs for inventory financing for the foreseeable future and will be fundamental to reaching our long-term business targets.”

Under the terms of the agreement, Ally will provide up to $25 million in financing as part of its floorplan vehicle financing program. Ally provides commercial financing credit lines in the transportation industry totaling more than $50 billion.

“We’re excited to provide financing that will enable RumbleOn to grow and develop as an emerging and unique online marketplace,’’ said Kevin Wrate, senior vice president of sales at Ally. “We’re proud to have the vehicle financing expertise needed to allow us to develop solutions to help innovators like RumbleOn find cutting-edge ways to advance the digital transportation business.”

About RumbleOn

RumbleOn operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. RumbleOn’s initial focus is the market for vin specific pre-owned vehicles with an emphasis on powersports. Serving both consumers and dealers, through its 100% online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of used vehicles for sale along with third-party financing and associated products.  For additional information, please visit RumbleOn’s website at www.RumbleOn.com.  Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.   Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Megan Crudele (Investors)
ICR
RumbleOn@icrinc.com
646-277-1200
Source: RumbleOn